As filed with the Securities and Exchange Commission on June 19, 2013

Registration No. 333-164990

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Gentherm Incorporated

(Exact name of Registrant as specified in its charter)

Michigan	95-4318554
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number.)

21680 Haggerty Rd., Suite 101 Northville, MI	48167
(Address of principal executive offices)	(Zip code)

GENTHERM INCORPORATED 2006 EQUITY INCENTIVE PLAN (F/K/A AMERIGON

INCORPORATED 2006 EQUITY INCENTIVE PLAN)

GENTHERM INCORPORATED 2013 EQUITY INCENTIVE PLAN

(Full title of the plan)

Daniel R. Coker

President and Chief Executive Officer

Gentherm Incorporated

21680 Haggerty Rd., Suite 101

Northville, MI 48167

(248) 504-0500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Michael S. Ben, Esq.

Honigman Miller Schwartz and Cohn LLP

2290 First National Building

660 Woodward Ave.

Detroit, Michigan 48226-3506

(313) 465-7316 (telephone)

(313) 465-7317 (facsimile)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

Effective as of May 16, 2013, Gentherm Incorporated, a Michigan corporation (the “Registrant”) adopted the Gentherm Incorporated 2013 Equity Incentive Plan (the “2013 Plan”). The 2013 Plan permits the issuance of, among other things, a maximum of (i) 8,578 shares of the Registrant’s common stock, no par value (the “Common Stock”) that were previously reserved for issuance but never awarded (the “Unused Shares”) under the Gentherm Incorporated 2006 Equity Incentive Plan, f/k/a the Amerigon Incorporated 2006 Equity Incentive Plan (the “2006 Plan”), and (ii) an indeterminate number of shares Common Stock that were subject to awards under the 2006 Plan that expire, are terminated, surrendered or cancelled without the delivery of Common Stock in the case of stock options or are forfeited or reacquired by the Company in accordance with the terms of the 2006 Plan in the case of unvested restricted stock awards (the “Outstanding Shares”). The Unused Shares and the Outstanding Shares were previously registered on the Registrant’s Registration Statement on Form S-8 (Commission File No. No. 333-164990), which was originally filed on February 19, 2010, as amended by the Post-Effective Amendment No. 1 filed with the Commission on March 30, 2011 (collectively, the “2010 Registration Statement”). Accordingly, the purpose of this Post-Effective Amendment No. 2 to the 2010 Registration Statement is to permit the Registrant to issue the Common Stock registered thereunder in accordance with the terms of the 2013 Plan as well. As a result, the 2010 Registration Statement now covers Common Stock issuable under both the 2006 Plan and the 2013 Plan. Additionally, this Post-Effective Amendment No. 2 to the 2010 Registration Statement updates Item 6, Indemnification of Directors and Officers.

Except to the extent specified above, the 2010 Registration Statement as previously filed is not amended or otherwise affected by this Post-Effective Amendment No. 2 thereto.

Item 6.	Indemnification of Directors and Officers.

Our Articles of Incorporation (the “Articles”) authorize us, and our Amended and Restated Bylaws (the “Bylaws”) require us, to the maximum extent permitted by the Michigan Business Corporation Act (the “MBCA”), to indemnify each of our officers and directors against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that any such person is or was an agent of the Registrant, provided that generally such indemnification rights for proceedings initiated by such person will only be available if the proceeding was authorized by the Board. The Articles and Bylaws authorize us, to the maximum extent permitted by the MBCA, to indemnify each of our other agents against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that any such person is or was an agent of the Registrant. For purposes of the Bylaws, an “agent” of the Registrant includes any person who is or was a director, officer, employee or other agent of the Registrant; or is or was serving at the request of the Registrant as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise; or was a director, officer, employee or agent of a constituent corporation of the Registrant absorbed in a merger and the resulting or surviving corporation or of another enterprise at the request of such constituent corporation.

The Articles provide that, to the full extent permitted by the MBCA, or any other applicable laws presently or hereafter in effect, no director of the Registrant shall be personally liable to the Registrant or our shareholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Registrant.

Under Sections 561-571 of the MBCA, directors and officers of a Michigan corporation may be entitled to indemnification by the corporation against judgments, expenses, fines and amounts paid by the director or officer in settlement of claims brought against them by third persons or by or in the right of the corporation if the statutory standard (defined below) is met. In particular, Section 561 of the MBCA provides that a Michigan corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, whether for profit or not, against expenses, including attorneys’ fees, judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit, or proceeding (provided that generally the director did not (i) receive a financial benefit to which he was not entitled, (ii) intentionally inflict harm on the corporation or its shareholders, (iii) violate Section 551 of the

MBCA relating to loans, dividends and distributions, or (iv) intentionally commit a criminal act, collectively, the “statutory standard”), and with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. In addition, Section 562 of the MBCA provides that a Michigan corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, whether for profit or not, against expenses, including attorneys’ fees, and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or suit if the statutory standard is met. The MBCA does not permit indemnification for a claim, issue or matter in which the person has been found liable to the corporation unless application for indemnification is made to, and ordered by, the court conducting the proceeding or another court of competent jurisdiction.

Section 563 of the MBCA provides that a director or officer who has been successful on the merits or otherwise in defense of an action, suit or proceeding referred to in Sections 561 and 562 of the MBCA, or in defense of a claim, issue, or matter in the action, suit, or proceeding, shall be indemnified by the corporation against actual and reasonable expenses, including attorneys’ fees, incurred by him or her in connection with the action, suit or proceeding, and an action, suit, or proceeding brought to enforce this mandatory indemnification.

The foregoing statements are subject to the detailed provisions of the MBCA, the Articles and the Bylaws.

Item 8.	Exhibits.

Exhibit No.	Description

4.2	Gentherm Incorporated 2006 Equity Incentive Plan (f/k/a Amerigon Incorporated 2006 Equity Incentive Plan), incorporated by reference to Appendix A to the Registrant’s Proxy Statement filed on Schedule 14A with the Commission on April 24, 2006 (the “2006 Plan”), as amended by (i) the Amendment to the 2006 Plan, filed as an exhibit to the Registrant’s Annual Report on Form 10-K for the period ended December 31, 2006, (ii) the Second Amendment to the 2006 Plan, filed as an exhibit to the Registrant’s Current Report on Form 8-K filed March 20, 2007, (iii) the Third Amendment to the 2006 Plan, filed as an exhibit to the Registrant’s Definitive Proxy Statement on Schedule 14A with respect to the Registrant’s 2009 Annual Meeting of Stockholders, (iv) the Fourth Amendment to the 2006 Plan filed as an exhibit to the Registrant’s Current Report on Form 8-K filed on March 31, 2011, (v) the Fifth Amendment to the 2006 Plan, filed as an exhibit to the Registrant’s Annual Report on Form 10-K filed March 15, 2012, and (vi) the Sixth Amendment to the 2006 Plan, filed as an exhibit to the Registrant’s Current Report on Form 8-K filed on May 20, 2013

4.3	Gentherm Incorporated 2013 Equity Incentive Plan, incorporated by reference to Appendix A to the Registrant’s Proxy Statement filed on Schedule 14A with the Commission on April 22, 2013

5.2*	Opinion of Honigman Miller Schwartz and Cohn LLP

23.4*	Consent of Honigman Miller Schwartz and Cohn LLP (included in its opinion filed as Exhibit 5.2 to this Registration Statement)

24.1*	Power of Attorney (included after the signature of the Registrant contained on Signature Page 1 of this Registration Statement)

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to the Registrant’s Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Northville, State of Michigan, on June 19, 2013.

GENTHERM INCORPORATED

By:	/S/ DANIEL R. COKER
Daniel R. Coker
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Daniel R. Coker and Barry G. Steele as his true and lawful attorneys-in-fact and agents with full power of substitution, severally, for him in any and all capacities, to sign this Post-Effective Amendment No. 2 to the Registration Statement on Form S-8 of Gentherm Incorporated, and any or all amendments (including post-effective amendments thereto), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/S/ DANIEL R. COKER	Director, President	June 19, 2013
Daniel R. Coker	and Chief Executive Officer

/S/ BARRY G. STEELE	Chief Financial Officer	June 19, 2013
Barry G. Steele

/S/ OSCAR B. MARX III	Director, Chairman of the Board	June 19, 2013
Oscar B. MarxIII

/S/ LEWIS BOOTH	Director	June 19, 2013
Lewis Booth

/S/ FRANCOIS J. CASTAING	Director	June 19, 2013
Francois J. Castaing

/S/ SOPHIE DESORMIERE	Director	June 19, 2013
Sophie Desormiere

/S/ MAURICE E.P. GUNDERSON	Director	June 19, 2013
Maurice E.P. Gunderson

/S/ CARLOS MAZZORIN	Director	June 19, 2013
Carlos Mazzorin

/S/ FRANZ SCHERER	Director	June 19, 2013
Franz Scherer

/S/ BYRON SHAW	Director	June 19, 2013
Byron Shaw

S-1

EXHIBIT INDEX

Exhibit No.	Description

4.2	Gentherm Incorporated 2006 Equity Incentive Plan (f/k/a Amerigon Incorporated 2006 Equity Incentive Plan), incorporated by reference to Appendix A to the Registrant’s Proxy Statement filed on Schedule 14A with the Commission on April 24, 2006 (the “2006 Plan”), as amended by (i) the Amendment to the 2006 Plan, filed as an exhibit to the Registrant’s Annual Report on Form 10-K for the period ended December 31, 2006, (ii) the Second Amendment to the 2006 Plan, filed as an exhibit to the Registrant’s Current Report on Form 8-K filed March 20, 2007, (iii) the Third Amendment to the 2006 Plan, filed as an exhibit to the Registrant’s Definitive Proxy Statement on Schedule 14A with respect to the Registrant’s 2009 Annual Meeting of Stockholders, (iv) the Fourth Amendment to the 2006 Plan filed as an exhibit to the Registrant’s Current Report on Form 8-K filed on March 31, 2011, (v) the Fifth Amendment to the 2006 Plan, filed as an exhibit to the Registrant’s Annual Report on Form 10-K filed March 15, 2012, and (vi) the Sixth Amendment to the 2006 Plan, filed as an exhibit to the Registrant’s Current Report on Form 8-K filed on May 20, 2013

4.3	Gentherm Incorporated 2013 Equity Incentive Plan, incorporated by reference to Appendix A to the Registrant’s Proxy Statement filed on Schedule 14A with the Commission on April 22, 2013

5.2*	Opinion of Honigman Miller Schwartz and Cohn LLP

23.4*	Consent of Honigman Miller Schwartz and Cohn LLP (included in its opinion filed as Exhibit 5.2 to this Registration Statement)

24.1*	Power of Attorney (included after the signature of the Registrant contained on Signature Page 1 of this Registration Statement)

*	Filed herewith